Exhibit 99.(23)(e)

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT is made as of October 31, 2006, by and between Ariel Investment Trust (“Trust”) and Ariel Distributors, LLC, a Delaware limited liability company.

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has retained Ariel Distributors, Inc. (“ADI”) to serve as the principal underwriter in connection with the offering and sale of shares of all series of the Trust’s funds and to furnish certain other services to the Trust pursuant to the Underwriting Agreement between the Trust and ADI dated as of May 16, 1995, including the Addendum to Underwriting Agreement dated May 17, 2005 (collectively, the “Agreement”); and

WHEREAS, Ariel Distributors, Inc. is restructuring as of the close of business October 31, 2006 from a subchapter S corporation to a limited liability company named Ariel Distributors, LLC to simplify Ariel’s overall corporate structure; and

WHEREAS, the restructuring of Ariel Distributors, Inc. with and into Ariel Distributors, LLC will not result in a change of actual control or management, and thus does not constitute an “assignment” of the Agreement as that term is defined under the 1940 Act.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Agreement originally in effect between the Trust and Ariel Distributors, Inc. is hereby assumed in its entirety by Ariel Distributors, LLC, except that all references to Ariel Distributors, Inc. shall be replaced with references to Ariel Distributors, LLC.

2. Ariel Distributors, LLC assumes and agrees to perform and be bound by all of the terms of the Agreement and the obligations, duties and covenants of Ariel Distributors, Inc. thereunder.

3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

4. The assumption of the Agreement contemplated herein shall not involve any “assignment,” as that term is defined in the 1940 Act.

5. This Assumption Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Assumption Agreement as of the date set forth above.

ARIEL INVESTMENT TRUST		ARIEL DISTRIBUTORS, LLC

By:	/s/ Mellody L. Hobson	By:	/s/ Merrillyn J. Kosier
Name:	Mellody L. Hobson	Name:	Merrillyn J. Kosier
Title:	President	Title:	President